Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 5, 2021

Relating to Preliminary Prospectus Supplement dated October 5, 2021

Prospectus dated February 11, 2021

Registration No. 333-250965

Bain Capital Specialty Finance, Inc.

$300,000,000

2.550% Notes due 2026

PRICING TERM SHEET

October 5, 2021

The following sets forth the final terms of the 2.550% Notes due October 13, 2026 and should only be read together with the preliminary prospectus supplement dated October 5, 2021, together with the accompanying prospectus dated February 11, 2021 relating to these securities (the “Preliminary Prospectus”), and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. All references to dollar amounts are references to U.S. dollars.

Issuer:	Bain Capital Specialty Finance, Inc.
Security:	2.550% Notes due October 13, 2026
Expected Ratings (Moody’s)*:	Baa3
Aggregate Principal Amount Offered:	$300,000,000
Trade Date:	October 5, 2021
Settlement Date:	October 13, 2021 (T+5)
Maturity Date:	October 13, 2026
Interest Payment Dates:	April 13 and October 13, commencing April 13, 2022
Price to Public (Issue Price):	98.933%
Coupon (Interest Rate):	2.550%
Yield to Maturity:	2.780%
Spread to Benchmark Treasury:	+ 180 basis points
Benchmark Treasury:	0.875% due September 30, 2026
Benchmark Treasury Price and Yield:	99-15 ¾ / 0.980%
Optional Redemption:	Equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

-	100% of the principal amount of the Notes to be redeemed, or

-	the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 30 basis points; provided, however, that if we redeem any Notes on or after September 13, 2026 (the date falling one month prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	05684BAC1 / US05684BAC19
Underwriters:	Goldman Sachs & Co. LLC
SMBC Nikko Securities America, Inc.
Co-Managers:	MUFG Securities Americas Inc.
SG Americas Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Investors are advised to carefully consider the investment objectives, risks, charges and expenses of Bain Capital Specialty Finance, Inc. before investing. The Preliminary Prospectus, which has been filed with the Securities and Exchange Commission (the “SEC”), contains this and other information about Bain Capital Specialty Finance, Inc. and should be read carefully before investing.

The information in the Preliminary Prospectus and in this pricing term sheet is not complete and may be changed. The Preliminary Prospectus and this pricing term sheet are not offers to sell any securities of Bain Capital Specialty Finance, Inc. and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

Bain Capital Specialty Finance, Inc. has filed a shelf registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus and other documents Bain Capital Specialty Finance, Inc. has filed with the SEC for more complete information about Bain Capital Specialty Finance, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bain Capital Specialty Finance, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; SMBC Nikko Securities America, Inc., telephone: 1-888-868-6856 or email: prospectus@smbcnikko-si.com.